Exhibit (d)(1)(ii)

AMERICAN PENSION INVESTORS TRUST

d/b/a YORKTOWN FUNDS

AMENDMENT NO. 3 TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 3 effective May 31, 2021 (the “Amendment”) to the Investment Advisory Agreement made as of August 18, 2017, between AMERICAN PENSION INVESTORS TRUST, d/b/a YORKTOWN FUNDS, a Massachusetts business trust (the “Trust”), and YORKTOWN MANAGEMENT & RESEARCH COMPANY, Inc., a Maryland corporation (the “Adviser”), as amended (the “Agreement”).

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust has retained the Investment Adviser to furnish investment advisory and other services to the Trust for the series listed in Exhibit A and for other series of the Trust as agreed to by the parties from time to time (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the parties seek to amend the Agreement to reflect a revised Exhibit A;

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.	Amendment.

Schedule A to the Agreement is deleted in its entirety and replaced by Schedule A attached hereto.

2.	No Other Changes.

Except as amended by this Amendment, the Agreement remains in full force and effect.

3.       Miscellaneous.

The captions in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Amendment shall not be affected thereby. This Amendment shall be binding and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the laws of the State of Virginia.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

YORKTOWN FUNDS

BY: /s/ David D. Basten

TITLE: President

YORKTOWN MANAGEMENT & RESEARCH

COMPANY, INC.

BY: /s/ David D. Basten

TITLE: President

Schedule A

Yorktown Funds

Name of Fund	Investment Advisory Fee
Yorktown Multi-Sector Bond Fund (formerly Yorktown Multi-Asset Income Fund)	0.40%
Yorktown Capital Appreciation Fund (formerly Yorktown Capital Income Fund)	0.60%
Yorktown Growth Fund (formerly API Growth Fund)	1.00%
Yorktown Short Term Bond Fund (formerly API Short Term Bond Fund)	0.70%
Yorktown Master Allocation Fund (formerly API Master Allocation Fund)	0.30% (1)
Yorktown Small Cap Fund	0.90%
Yorktown Treasury Advanced Total Return Fund	0.40%

(1)	For its services relating to the Yorktown Master Allocation Fund, the Adviser receives a management fee, which is calculated daily and paid monthly, at an annual rate based on the average daily net assets of the Yorktown Master Allocation Fund. The management fee has two components: (i) a fee on Yorktown Fund Assets (investments in affiliated Yorktown Funds) and (ii) a fee on Other Assets. The advisory fee for Yorktown Fund Assets is 0.30% of the average daily Yorktown Fund Assets held by the Yorktown Master Allocation Fund. The fee for Other Assets is 1.00% of the average daily Other Assets held by the Yorktown Master Allocation Fund.